Exhibit 99.2

Fate Therapeutics Announces Pricing of Public Offering of Common Stock

San Diego, CA – September 20, 2018 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for cancer and immune disorders, today announced the pricing of an underwritten public offering of 9,259,260 shares of its common stock at a public offering price of $13.50 per share, before underwriting discounts, for an aggregate offering of approximately $125.0 million. Fate Therapeutics has granted the underwriters a 30-day option to purchase up to an additional 1,388,889 shares of its common stock. The proceeds to Fate Therapeutics from this offering are expected to be approximately $117.2 million after deducting underwriting discounts and commissions and other estimated offering expenses but excluding any exercise of the underwriters’ option. Fate Therapeutics intends to use the net proceeds from the offering to fund clinical trials and nonclinical studies, the manufacture of clinical product candidates and the conduct of preclinical research and development, and for general corporate purposes. All shares of common stock to be sold in the offering are being offered by Fate Therapeutics. The offering is expected to close on or about September 25, 2018, subject to customary closing conditions.

Jefferies, Piper Jaffray, and Wells Fargo Securities are acting as joint book-running managers for the offering. Wedbush PacGrow is acting as a co-manager for the offering.

The securities described above are being offered by Fate Therapeutics pursuant to a shelf registration statement on Form S-3 (File No. 333-224680) previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”). The securities may be offered only by means of a prospectus. A preliminary prospectus supplement related to the offering was filed with the SEC on September 20, 2018 and is available on the SEC's website at http://www.sec.gov and a final prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus for the securities being offered may also be obtained, when available, by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by e-mail at prospectus_department@jefferies.com or by telephone at (877) 821-7388; Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department, by e-mail at prospectus@pjc.com or by telephone at (800) 747-3924; or Wells Fargo Securities, LLC, Attention: Equity Syndicate Department, 375 Park Avenue, New York, New York 10152, by email at cmclientsupport@wellsfargo.com or by telephone at (800) 326-5897.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for cancer and immune disorders. The Company is pioneering the development of off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology pipeline is comprised of FATE-NK100, a donor-derived natural killer (NK) cell cancer immunotherapy that is currently being evaluated in three Phase 1 clinical trials, as well as iPSC-derived NK cell and T-cell immunotherapies, with a focus on developing augmented cell products intended to synergize with checkpoint inhibitor and monoclonal antibody therapies and to target tumor-specific antigens. The Company’s immuno-regulatory pipeline includes ProTmune™, a next-generation donor cell graft that is currently being evaluated in a Phase 2 clinical trial for the prevention of graft-versus-host disease, and a myeloid-derived suppressor cell immunotherapy for promoting immune tolerance in patients with immune disorders.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding Fate Therapeutics’ expectations with respect to its proposed offering, the anticipated net proceeds from the offering and its intended use of proceeds from the offering. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed public offering, as well as risks and uncertainties inherent in Fate Therapeutics’ business, including those described in the company's periodic filings with the SEC. The events and circumstances reflected in the company's forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Additional information on risks facing Fate Therapeutics can be found under the heading “Risk Factors” in Fate Therapeutics’ periodic reports, including its annual report on Form 10-K for the year ended December 31, 2017, its quarterly reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, and in the final prospectus supplement related to the proposed offering to be filed with the SEC on or about the date hereof, each available on the SEC's web site at www.sec.gov. Except as required by applicable law, the company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Contact:
Christina Tartaglia
Stern Investor Relations, Inc.
212.362.1200
christina@sternir.com